For Immediate Release

Contact:
Richard J. Gavegnano, Chairman and Chief Executive Officer
(781) 592-2999

January 15, 2008

             MERIDIAN INTERSTATE BANCORP, INC. ANNOUNCES REGULATORY
          APPROVAL TO CONSUMMATE ITS STOCK OFFERING AND COMPLETION OF
                     THE SYNDICATED PORTION OF ITS OFFERING

East Boston, Massachusetts, January 15, 2008 - Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank, announced that it has received regulatory approval to complete its stock offering at the midpoint of its stock offering range. Meridian Interstate Bancorp will sell 10,050,000 shares of common stock in the subscription, community and syndicated community offerings at a price of $10.00 per share and will contribute 300,000 shares to the Meridian Charitable Foundation, Inc. After the offering, Meridian Interstate Bancorp will have 23,000,000 shares outstanding, including shares issued to East Boston Savings Bank's mutual holding company parent, Meridian Financial Services, Incorporated.

Also today, Meridian Interstate Bancorp announced that it completed the syndicated portion of its initial public offering. Orders for a total of 1,838,068 shares have been accepted in the syndicated offering managed by Keefe, Bruyette & Woods, Inc. Meridian Interstate Bancorp also received orders for 8,211,932 shares in the subscription offering and community offering portion of its offering, including 828,000 shares to be issued to the employee stock ownership plan.

Meridian Interstate Bancorp expects to consummate its stock offering on Tuesday, January 22, 2008 and expects its common stock to begin trading Wednesday, January 23, 2008 on the NASDAQ Global Select Market under the symbol "EBSB."

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank, a Massachusetts chartered stock savings bank headquartered in East Boston, Massachusetts that had $938 million in assets at September 30, 2007. East Boston Savings Bank operates from 11 full-service locations and one loan center in the greater Boston metropolitan area.

This press release contains certain forward-looking statements about the proposed stock issuance by Meridian Interstate Bancorp. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, Meridian Interstate Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.